Exhibit 99.20

EXHIBIT A

HEADWATERS INCORPORATED

2005 LONG TERM INCENTIVE COMPENSATION PLAN

AS A CONSERVATION EFFORT, THE PLAN DOCUMENT IS BEING SENT VIA EMAIL. IF YOU DO NOT RECEIVE A COPY, PLEASE CONTACT THE CORPORATE SECRETARY.

EXHIBIT B

HEADWATERS INCORPORATED

2005 LONG TERM INCENTIVE COMPENSATION PLAN

STOCK APPRECIATION RIGHT AGREEMENT

1. Grant of SAR. The Compensation Committee of the Board of Directors of Headwaters Incorporated, a Delaware corporation (the “Company”), hereby grants to the individual (“you”) named in the Notice of Stock Appreciation Right Grant (the “Notice of Grant”) to which this Stock Appreciation Right Agreement (this “Agreement”) is attached, a Stock Appreciation Right (the “SAR”), subject to the terms, definitions and provisions of the Headwaters Incorporated 2005 Long Term Incentive Compensation Plan (the “Plan”) adopted by the Company, which is incorporated herein by reference, and pursuant to this Agreement. Unless otherwise defined herein, the terms defined in the Plan or Notice of Grant shall have the same defined meanings in this Agreement. In the event of a conflict between the terms of the Plan and this Agreement, the Plan shall prevail.

2. Value of the SAR. The SAR shall entitle you, upon exercise of the SAR, to receive from the Company the Distributable Amount in shares of Common Stock of the Company, as determined by the Administrator in its sole discretion.

3. Nonassignability of SAR. The SAR is not assignable or transferable by you except by will or by the laws of descent and distribution and as otherwise consistent with the terms of the Plan and this Agreement. During your lifetime, only you shall be entitled to exercise the SAR.

4. Exercise of SAR.

(a) Exercise Period. The SAR may be exercised only within the term set forth in the Notice of Grant and may be exercised during such term only in accordance with the terms of the Plan and this Agreement.

(b) Definitions. Solely for purposes of the SAR, the following terms shall have the meanings given them below.

(i) Cause. The term “Cause” shall mean any one of the following:

(1) the commission by you of a felony or a misdemeanor involving moral turpitude,

(2) any intentional act of fraud, embezzlement or misappropriation of property of the Company by you which has a materially adverse impact on the business or affairs of the Company,

(3) any intentional unauthorized use or disclosure by you of confidential information or trade secrets of the Company (or any affiliated corporation or entity of the Company (“Affiliate”)),

(4) any other intentional misconduct by you which has a materially adverse impact on the business or affairs of the Company (or any Affiliate), or

(5) the failure or refusal by you to perform the duties of your position with the Company, provided that solely for the purpose of this item (5), you shall be given thirty (30) days written notice (and the opportunity to correct such conduct if such conduct can be corrected during that notice period) of the Company’s intention to terminate your employment and to deem the termination of your employment to be for the foregoing reason.

(ii) Disability. The term “Disability” shall mean a physical or mental condition that prevents you from performing the duties of your position with the Company or its subsidiary and is likely to last at least twelve months or result in death, as determined by the Committee in its sole discretion.

5. Method of Exercise. The SAR shall be exercisable by written notice (in the form attached as Exhibit C to the Notice of Grant) which shall state the number of SAR units to be exercised. Such written notice shall be signed by you and shall be delivered in person or by certified mail to the Company. The SAR shall be deemed to be exercised upon receipt by the Company of such written notice.

6. Form of Payment. The Company shall satisfy its obligation upon exercise of the SAR in shares of the common stock of the Company, as determined by the Administrator in its sole discretion.

7. Termination of Status as an Employee. In the event you cease to serve as an Employee of the Company or a subsidiary of the Company for any reason, except due to death or Disability, you may exercise the SAR during the Term of Exercise Period set out in the Notice of Grant, but only to the extent it was exercisable at the date of such termination (but in no event later than the Expiration Date of the SAR as set forth in the Notice of Grant). To the extent that you were not entitled to exercise this SAR at the date of such termination, and to the extent that you do not exercise this SAR (to the extent otherwise so entitled) within the time specified herein, this SAR shall terminate.

8. Tax Consequences. By accepting the SAR, you acknowledge that (i) you understand that upon either the grant or the exercise of the SAR, you may recognize adverse tax consequences, and (ii) you understand that the Company will be required to withhold any income and employment taxes required by any governmental authority. You are encouraged to consult with a tax advisor concerning the tax consequences of exercising this SAR. You agree that the SAR shall be administered and settled as required for the SAR to be deemed not to be deferred compensation subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

9. Other Acknowledgements and Agreements. The parties acknowledge the following:

(a) Nothing in this Agreement, the Notice of Grant, or the Plan, the terms of which are incorporated herein by this reference, shall confer upon you any right to continuation of employment by the Company or its affiliates, nor shall this Agreement interfere in any way with your right or the Company’s right to terminate your employment at any time.

(b) Nothing in this Agreement, the Notice of Grant, the Plan, nor in the grant of a SAR shall confer upon you any rights as a stockholder of the Company.

(c) You have received a copy of the Plan and certain information related thereto and you represent that you are familiar with the terms and provisions thereof, and hereby accept this Agreement subject to all of the terms and provisions of the Plan. You have reviewed the Plan and this SAR Agreement in their entirety and fully understand all provisions relating to this Agreement. You hereby agree to accept as binding, conclusive, and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Agreement.

10. Compliance with Applicable Laws, Regulations and Rules and the Company’s Policies. In accepting the SAR, you agree to comply with all applicable laws, regulations and rules of governing state and federal governmental agencies as well as the applicable regulations and rules of any stock exchange on which the securities of the Company are traded, and any policies as now or hereafter established by the Company (including but not limited to any insider trading policies of the Company), with regard to the SAR and the shares of the common stock of the Company received upon an exercise of the SAR. You acknowledge and agree that you may be required to disgorge any gains and payments under the SAR to the extent required by applicable laws, stock exchange regulations and rules, and the policies of the Company.

11. Governing Law. The interpretation and administration of the SAR (including the Notice of the Stock Appreciation Right Grant, the Stock Appreciation Right Agreement and Stock Appreciation Right Exercise Notice) shall be governed by the laws of the state of Delaware other than the choice of law principles of that state.

EXHIBIT C

HEADWATERS INCORPORATED

2005 LONG TERM INCENTIVE COMPENSATION PLAN

STOCK APPRECIATION RIGHT EXERCISE NOTICE

Headwaters Incorporated

10653 S River Front Parkway, Suite 300

South Jordan, UT 84095

Attention:    Corporate Secretary

1. Exercise of SAR. Effective as of today,                     ,             , the undersigned (“Grantee”) hereby elects to exercise the following stock appreciation right with respect to the number of SAR Units listed below:

Date of Notice of Stock Appreciation Right Grant (“Notice of Grant”) and Stock Appreciation Right Agreement (“SAR Agreement”)	1 November 2007

Name of Headwaters Incorporated Plan Under Which SAR Granted (the “Plan”)	2005 Long Term Incentive Compensation Plan

Number of SAR Units to Be Exercised

2. Representations of Employee. Grantee acknowledges that Grantee has received, read and understood the Plan, the SAR Agreement, and the Notice of Grant and agrees to abide by and be bound by their terms and conditions.

3. Tax Treatment of SAR. Grantee represents that Grantee has had the opportunity to consult with his or her own independent tax advisor in connection with the exercise of Grantee’s rights under the SAR and that Grantee is not relying on the Company for any tax advice.

4. Entire Agreement. The terms of the Plan, Notice of Grant and the SAR Agreement are incorporated herein by reference and constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Grantee with respect to the subject matter hereof, and are governed by Delaware law except for that body of law pertaining to conflict of laws.

Submitted By:	Accepted By:

GRANTEE	HEADWATERS INCORPORATED

Signature	Signature

Name Printed	Name

Title